6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax www.steeldynamics.com

Steel Dynamics Sets Sales and Earnings
Records for Third Quarter

FORT WAYNE, INDIANA, October 18, 2004– Steel Dynamics, Inc. (NASDAQ: STLD) today announced record third quarter earnings of $114 million, or $2.01 per diluted share. Net sales for the third quarter of 2004 were a record $635 million, an increase of 21 percent from the second quarter of 2004 and 150 percent higher than the third quarter of 2003. Net income for the first nine months of 2004 was $213 million, or $3.80 per diluted share, a seven-fold increase over 2003. This year’s third quarter earnings exceeded the company’s earnings for the first half of the year, and were greater than any prior year.

“Not only did the third quarter set company records for both sales and earnings,” said Keith Busse, President and CEO of Steel Dynamics, “but several of our operations set monthly and quarterly records for both production and shipments. As expected, the combination of greater shipping volumes, higher steel selling prices, and continued effective cost control produced profit margins for the third quarter that were well above historical levels. Our steel-making operations achieved a record quarterly operating profit of $216 per ton shipped.

“Although SDI’s extraordinary third-quarter results arose in part from strong market conditions, we believe structural changes in the domestic steel industry as well as SDI’s stronger competitive position have set the stage for sustainable profits at higher levels than we have achieved in the past. Some of the initiatives that have strengthened our market position include a growing volume of shipments made possible by recently added production capacity, an increasing diversity of steel-product offerings that serve new markets, and an improving mix of products with an emphasis on more value-added, finished steels,” Busse said.

Third quarter consolidated shipments of 898,000 tons were 21 percent higher than the third quarter of 2003. Year-to-date consolidated shipments of 2.6 million tons were 26 percent higher than the first nine months of 2003.

The Flat Roll Division continues to implement modifications to the hot mill to increase throughput, which resulted in record quarterly hot-band production of 639,000 tons. Flat Roll Division shipments were 611,000 tons. Both of the division’s new coating lines, the paint line at Butler and the galvanizing line at Jeffersonville, have now achieved rated capacity and set production and shipping records in the third quarter. During the quarter the Bar Products mill, which began shipments in the first quarter of 2004, operated at 75-80 percent of capacity, shipping 107,000 tons, a 30 percent increase over the second quarter. Structural Division shipments were 184,000 tons, 5 percent lower than the second quarter due to continued softness in the non-residential construction market.

Iron Dynamics, Inc., SDI’s wholly owned iron-producing subsidiary, increased production tonnage in the third quarter and achieved profitability in September. Currently IDI is producing iron at a rate of 67 percent of capacity, generating both hot-briquetted iron and liquid pig iron. During the third quarter, liquid pig iron from IDI was routinely used in the electric-arc furnaces at SDI’s Flat Roll melt shop.

In the third quarter, SDI’s consolidated average selling price was $706 per ton, which was $115 per ton higher than the second quarter of 2004. Third quarter scrap costs per net ton charged were $250, approximately $23 per ton higher than the second quarter of 2004 and approximately $122 per ton higher than third quarter of 2003.

Since the spring of 2002, Steel Dynamics has successfully recapitalized its balance sheet, achieving greater financial flexibility and broader access to the equity and financial markets. The company has reduced its long-term debt-to-equity ratio from close to 60% during 2001 to 40% at September 30, 2004. During the second week in October the company further reduced this ratio to 35% with the repayment of $100 million on its now undrawn $230 million senior secured revolving credit facility.

We see steel pricing in the fourth quarter softening somewhat, with scrap prices remaining high by historical standards, yet we nevertheless expect strong fourth quarter results. SDI’s 2004 net sales are expected to exceed $2 billion, more than double 2003 net sales. We believe fourth-quarter earnings will be in the range of $1.55 to $1.75 per diluted share, slightly higher than our earlier estimate. It should be noted that we will be replacing some of last year’s year-end supply agreements with agreements containing more favorable terms that should result in increased profitability related to these shipments.

“With our steel-producing operations continuing to expand production and shipments in 2005, we believe next year can be another strong year for SDI. After an increase in steel shipments of about 25 percent in 2004, next year’s volume could increase another 10 percent, with annual shipments approaching 4.0 million tons,” Busse said.

Conference Call and Webcast

On Tuesday, October 19, 2004 at 11:00 am Eastern, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss third quarter 2004 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.co

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Net sales	$634,741	$253,952	$1,544,543	$708,088

Costs of goods sold	406,489	215,097	1,091,503	587,790
Selling, general and administrative expenses	34,992	16,010	86,124	45,667

Operating income	193,260	22,845	366,916	74,631
Interest expense	10,469	8,251	30,565	26,355
Other (income) expense, net	(458)	(112)	(5,704)	(362)

Income before income taxes	183,249	14,706	342,055	48,638
Income taxes	69,635	5,515	129,187	18,239

Net income	$113,614	$9,191	$212,868	$30,399

Basic earnings per share	$2.29	$.19	$4.32	$.64

Weighted average common shares outstanding	49,611	47,797	49,299	47,683

Diluted earnings per share,
including effect of assumed conversions	$2.01	$.19	$3.80	$.63

Weighted average common shares
and share equivalents outstanding	56,881	48,122	56,546	47,920

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Shipments and Production Data (tons)

Shipments
Steel Operations*	901,754	742,864	2,574,288	2,027,306
Other Operations**	82,279	49,676	263,632	140,021
Intercompany	(85,549)	(48,025)	(251,978)	(122,166)

Consolidated shipments	898,484	744,515	2,585,942	2,045,161

Steel Operations* production	916,724	762,430	2,614,892	2,167,947

Other Financial Data (dollars)

Average consolidated selling price per ton	$706	$341	$597	$346
Operating profit per ton shipped***	216	34	145	38

Start-up costs (in thousands)	$—	$2,196	$5,140	$3,717

*	Steel Operations include the company’s Flat Roll Division, Structural and Rail Division and Bar Products Division.

**	Other Operations include New Millennium Building Systems, Paragon Steel Trading and Iron Dynamics.

***	Operating profit per ton shipped represents operating income before start-up costs and minority interest adjustments divided by consolidated shipments.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2004	December 31, 2003

	(unaudited)
Assets

Current assets
Cash and equivalents	$159,674	$65,430
Accounts receivable	247,752	126,023
Inventories	285,790	184,496
Deferred income taxes	8,883	23,217
Other current assets	15,383	8,769

Total current assets	717,482	407,935

Property, plant and equipment, net	1,014,698	1,001,116

Restricted cash	1,649	2,636

Other assets	31,184	36,752

Total assets	$1,765,013	$1,448,439

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$145,481	$79,326
Accrued interest	10,888	11,312
Accrued expenses	69,490	46,678
Current portion of long-term debt	2,277	15,988

Total current liabilities	228,136	153,304

Long-term debt, including bond premium of $7,569 and $8,834
at September 30, 2004 and December 31, 2003, respectively	548,724	591,586

Deferred income taxes	168,775	115,703

Minority interest	2,274	613

Commitments and contingencies

Stockholders’ equity
Common stock	520	509
Treasury stock, at cost	(28,719)	(28,670)
Additional paid-in capital	384,185	362,328
Retained earnings	462,671	257,254
Other accumulated comprehensive loss	(1,553)	(4,188)

Total stockholders’ equity	817,104	587,233

Total liabilities and stockholders’ equity	$1,765,013	$1,448,439

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003
Operating activities
Net income	$113,614	$9,191	$212,868	$30,399

Adjustments to reconcile net income to net cash
provided by operating activities

Depreciation and amortization	21,731	17,472	64,139	50,391
Deferred income taxes	34,808	9,491	67,406	20,921
Minority interest	450	86	1,661	(541)
Changes in certain assets and liabilities:
Accounts receivable	(48,598)	(4,879)	(121,729)	1,361
Inventories	(5,620)	2,043	(101,294)	(18,177)
Accounts payable	24,520	8,649	66,155	24,329
Other working capital	15,846	(2,600)	21,627	(10,886)

Net cash provided by operating activities	156,751	39,453	210,833	97,797

Investing activities
Purchase of property, plant and equipment	(18,212)	(28,883)	(72,872)	(89,988)
Other investing activities	—	—	—	(8,283)

Net cash used in investing activities	(18,212)	(28,883)	(72,872)	(98,271)

Financing activities
Issuance of long-term debt	162	11,343	164,283	59,823
Repayment of long-term debt	(17,448)	(14,588)	(220,856)	(64,488)
Issuance of common stock (net of expenses) and proceeds
and tax benefits from exercise of stock options	7,243	2,744	21,868	4,414
Purchase of treasury stock	189	—	(49)	(176)
Dividends declared	(7,452)	—	(7,452)	—
Debt issuance costs	—	(413)	(1,511)	(1,733)

Net cash used in financing activities	(17,306)	(914)	(43,717)	(2,160)

Increase (decrease) in cash and equivalents	121,233	9,656	94,244	(2,634)
Cash and equivalents at beginning of period	38,441	11,928	65,430	24,218

Cash and equivalents at end of period	$159,674	$21,584	$159,674	$21,584